     Exhibit 10.11
          THIS LEASE AGREEMENT (“Lease”), dated as of February 28, 2007, between International Paper Company, a New York corporation (“Landlord”), having an office at 6400 Poplar Avenue, Memphis, TN 38197, and Arizona Chemical Company, a Delaware corporation (“Tenant”), having an office at 4600 Touchton Road E., Suite 500, Jacksonville, FL 32246.
1.	Demise of Premises.
          In consideration of the rents and covenants herein stipulated to be paid and performed, Landlord hereby demises, lets and leases to Tenant, and Tenant hereby leases from Landlord, for the term hereinafter described, the premises consisting of the parcel of land described in Exhibit A attached hereto and made a part hereof (the “Land”), access to the Land consistent with the past usage of the Land by Tenant and with the past practice of Tenant in conducting its business operations at the Land, and all easements, rights and appurtenances relating thereto, upon the terms and conditions hereinafter specified and subject to the terms and conditions of the Service Agreement (as such term is defined in Section 8(b) hereof) (collectively, the “Leased Premises”).
2.	Improvements; Use of Leased Premises; Quiet Enjoyment.
     (a) All buildings, structures and other improvements, including the building fixtures therein, but excluding the Plant (as defined below), now located on the Land or hereafter constructed by Tenant on the Land are herein called the “Buildings.” All buildings, structures, equipment and other facilities now or hereafter located on the Land that are used by Tenant specifically as a black liquor soap acidulation plant (or for substantially similar activities) are referred to in this Agreement as the “Plant”. All paving, curbing, drainage, lighting and other parking area, roadway and similar site improvements now located on the Land or hereafter placed upon the Land by Tenant and not constituting part of the Buildings or the Plant are herein called the “Site Improvements.” The Buildings, the Plant and the Site Improvements are herein collectively called “Improvements” and the Leased Premises and the Improvements are herein collectively called the “Property”. Landlord agrees and acknowledges that Tenant is the Owner of each of the Improvements and that, except as set forth explicitly herein, the Improvements are not subject to this Lease.
     (b) During the continuance of this Lease, Tenant shall occupy and use the Leased Premises only for the operation of the Plant or for substantially similar activities consistent with the past usage of the Leased Premises by Tenant.
     (c) Provided that this Lease is in full force and effect, Landlord covenants and agrees that Tenant shall lawfully and quietly hold, occupy and enjoy the Leased Premises during the term of this Lease, without hindrance or molestation by Landlord.
     (d) Subject to the performance by Tenant of its obligations hereunder and subject to Landlord’s rights pursuant to the second (2nd) sentence of Section 4(b) hereof, Landlord acknowledges and agrees that Tenant shall have the sole and exclusive right and obligation to manage, operate and maintain the Leased Premises.

3.	Term.
     (a) Initial Term. Subject to the terms, covenants, agreements and conditions contained herein, Tenant shall have and hold the Leased Premises for a term (herein called the “Term”), which shall commence on the date hereof (the “Commencement Date”) and expire on the fiftieth (50th) anniversary of the Commencement Date or upon earlier termination pursuant to Section 3(b) or Section 16 hereof.
     (b) Tenant’s Option to Terminate. Tenant may, at its sole option, terminate or cancel this Lease by providing Landlord with sixty (60) days prior written notice to that effect. Upon and after the effective date of such termination, Landlord and Tenant shall have no further rights or obligations under this Lease, except (i) with respect to obligations and liabilities of Tenant under this Lease, actual or contingent, which have arisen on or prior to such date, including without limitation any indemnification obligations under Section 9 or Section 22, and (ii) any other rights and obligations which expressly survive such termination.
     (c) On one or more mutually agreeable dates between the forty seventh (47th) and forty eighth (48th) anniversaries of the Commencement Date, Landlord and Tenant shall meet at a mutually agreeable place to discuss the ramifications of the expiration of the Term.
4.	Rent.
     (a) Tenant covenants to pay Landlord, as monthly rent for the Leased Premises during the Term, $100.00 (herein called the “Base Rent”) on the first day of each month during the Term, and to pay the same at Landlord’s address set forth above or at such other place or to such other person as Landlord from time to time may designate in writing, in such coin or currency of the United States as shall at the time of payment be legal tender for the payment of public and private debts.
     (b) Tenant covenants to pay and discharge on or before the thirtieth (30th) day after Tenant has received a bill therefor, as additional rent, all other amounts, liabilities and obligations which Tenant assumes or agrees to pay or discharge pursuant to this Lease (the “Additional Rent”, and together with the Base Rent, the “Rent”) (except that amounts payable as liquidated damages pursuant to Section 16 shall not constitute Additional Rent) together with every fine, penalty, interest and cost which may be added for non payment or late payment of such Additional Rent and, in the event of any failure on the part of Tenant to pay or discharge any of the foregoing within any applicable grace period provided herein, Landlord shall have all rights, powers and remedies provided herein or by law or otherwise in the case of non payment of the Rent. During the occurrence and continuance of an event of default, Landlord shall have the right but not the obligation to perform any agreement or covenant of Tenant hereunder if Tenant shall have failed to perform such agreement or covenant and, upon demand by Landlord, Tenant shall pay to Landlord as Additional Rent any and all costs and expenses (including, but not limited to, all reasonable attorneys’ fees and expenses) that are incurred by Landlord in connection with performing any such agreement or covenant. Tenant will also pay on demand to Landlord, as Additional Rent, interest at the rate often (10) percent per annum on all overdue installments of Base Rent from the due date thereof until paid in full, and on all overdue amounts of Additional Rent from the due date thereof until paid in full by Tenant.

     (c) Landlord shall utilize the check meter and the equipment ancillary thereto currently located on the Property (herein called the “Check Meter”) to measure and record and provide printouts of the measurement of the demand and consumption at the Property of electric current during each month (or other billing period reasonably determined by Landlord) occurring during the Term of this Lease. Landlord shall operate such meter to ascertain Tenant’s consumption of kilowatt hours (herein called “KWH”), by time of day, if applicable, and demand in kilowatts (herein called “KW”) for each month (or other billing period reasonably determined by Landlord). Landlord, at Landlord’s expense, shall maintain and keep the Check Meter in good repair (including replacement, if necessary), working order and condition during the Term of this Lease. During any period that the Check Meter is non-operational, the Electricity Additional Rent (as hereinafter defined) shall be an amount reasonably estimated by Landlord based upon Tenant’s actual average daily consumption or average monthly demand, whichever is more appropriate for calculating the estimated amount, during the twelve (12) month period immediately preceding the estimate period.
     (d) Tenant shall pay Landlord, as additional rent, within forty five (45) days after receipt of an invoice from Landlord for the furnishing of electricity to the Property as set forth herein, an amount (herein called “Electricity Additional Rent”) determined for each billing period by applying the KWH and KW shown on the Check Meter (or determined by the electrical consultant, if applicable) to the rates pursuant to which Landlord purchases electric current during the particular billing period, including therein any taxes, fuel adjustment charges, surcharges, demand charges, energy charges, time-of-day charges, rate adjustment charges or other impositions of any nature payable by Landlord (taking into account any discounts or rebates received by Landlord) (herein called “Landlord’s Rate”). If consumption or demand is billed at different rates depending on different subdivisions or categories of the rate schedule, then Tenant’s KWH consumption and KW demand shall be billed at Landlord’s Rate per KW or KWH (as the case may be) for such subdivision or category (e.g., KWH consumption is currently billed at different rates depending on the time of day of consumption and accordingly Tenant’s KWH shall be applied separately to the rates applicable to the period in which each KWH of Tenant’s consumption was consumed).
     (e) Following the expiration of each calendar month, Landlord shall submit to Tenant a statement setting forth in reasonable detail the Electricity Additional Rent for such month together with copies of the Check Meter printouts showing the KW and KWH recorded during the applicable month and copies of the public utility rate schedule pursuant to which Landlord is then purchasing electricity for the Mill along with any other documentation reasonably requested by Tenant in connection therewith.
5.	Net Lease.
     (a) This Lease is a net lease. Rent and all other sums payable hereunder by Tenant shall be paid without notice or demand (other than any invoice or similar notice required to be provided by Landlord hereunder), and without set off, counterclaim, abatement, suspension, deduction or defense.

     (b) Tenant waives all rights which may now or hereafter be conferred by law to any abatement, suspension. deferment or reduction of the Rent or Additional Rent or any other sums payable under this Lease, except as otherwise expressly provided herein.
     (c) Except as otherwise expressly provided in Section 3 (b), Section 12(a) and Section 14 hereof, Tenant shall not have any right to terminate this Lease, nor shall Tenant be entitled to the abatement of any Rent hereunder or any reduction thereof, nor shall the obligations of Tenant under this Lease be affected by any cause whatsoever, including but not limited to: (i) any damage to or the destruction of all or any part of the Property from whatever cause or (ii) the taking of the Leased Premises or any portion thereof by condemnation; it being the intention of the parties hereto that the obligations of Tenant hereunder shall be separate and independent covenants and agreements, that the Base Rent, the Additional Rent and all other sums payable by Tenant hereunder shall continue to be payable in all such events, and that the obligations of Tenant hereunder shall continue unaffected.
6.	Services Provided by Landlord.
     The parties acknowledge that Landlord shall provide Tenant with various services to the Leased Premises pursuant to the terms and subject to the conditions of the Service Agreements, all as further provided in Sections 8(b) and 8(c) below.
7.	Taxes and Assessments, Compliance.
     (a) Tenant shall pay, without duplication, as Additional Rent when due (i) all taxes, assessments (including, without limitation, all assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term), water, sewer or other rents, rates and charges, excises, levies, license fees, permit fees, inspection fees and other authorization fees and other charges, in each case whether general or special, ordinary or extraordinary, foreseen or unforeseen, of every character (including all interest and penalties thereon), which at any time during or in respect of the Term (but not for fractional years after the termination hereof) may be assessed, levied, confirmed or imposed on, or in respect of or be a lien upon (A) the Leased Premises or any part thereof or any estate, right or interest therein, (B) any occupancy, use or possession of or activity conducted on the Leased Premises or any part thereof, (C) any Rent reserved or payable hereunder, (D) this Lease or (E) the gross receipts from the Leased Premises or the use or occupancy thereof other than taxes imposed on the income of Landlord, and (ii) all charges for water, gas, light, heat, telephone, electricity, power, utility, communications and other services rendered to or used on or about the Leased Premises which, with respect to clause (i) and (ii) above, Landlord is not required to provide and pay for pursuant to the Service Agreements. Tenant agrees to furnish to Landlord, within 10 days after written demand therefor, proof of the timely payment of any such tax, assessment, levy, fee, rent or charge or other governmental charge, and any such utility or communication charge, which is payable by Tenant as provided in this Section 7. In the event that any assessment is levied or assessed against the Leased Premises which becomes due and payable during the Term, which assessment may be legally paid in installments, Tenant shall have the option to pay such assessment in installments.

          Until such time as the Leased Premises is separately assessed as a single tax parcel, Landlord shall be responsible for paying the real estate taxes, assessments and other charges thereon and Tenant will promptly reimburse Landlord two tenths percent (0.2%) of the aggregate real estate taxes, assessments and other charges paid by Landlord in connection with all of the Retained Premises and the Leased Premises. Tenant shall be solely responsible for any increase in real estate taxes, assessments and other charges attributable to the Leased Premises or any changes or improvements thereto. Additional Rent shall not include and Tenant shall not be obligated under this Lease or required to pay any income, franchise, corporate, real property transfer or real property transfer gains, value added, inheritance, succession, estate, gift, mortgage taxes, any taxes on Landlord’s income or any similar taxes imposed on Landlord, or profits, revenue or capital levy taxes of Landlord or similar taxes that may be imposed upon Landlord.
     (b) If Landlord obtains a refund or a refund or a reduction of any tax, imposition or other amount paid or reimbursed by Tenant hereunder (in whole or in part), Landlord shall promptly pay to Tenant the amount of such refund or reduction. Tenant’s share shall be determined in a manner consistent with the preceding paragraph (i.e., 0.2% of the amount of such refunds).
     (c) The taxes, assessments and impositions for the first and last years of the term hereof will be prorated between Landlord and Tenant so that Tenant will only be responsible for any such tax, assessment or imposition attributable to the period during which this Lease is in effect.
     (d) Tenant shall at its sole cost and expense promptly (i) comply with and shall cause the Property to comply with all federal, state, county, municipal and other governmental and quasi governmental statutes, laws, codes, rules, acts, permits, licenses, judgments, injunctions, decrees, orders, regulations, injunctions and ordinances (“Laws”) including, without limitation, all applicable Environmental Laws (as such term is defined in that certain Purchase and Sale Agreement, dated as of December 17, 2006, between Landlord and Rhône Capital III L.P. (the “Purchase Agreement”)) and the provisions of Tenant’s insurance policies affecting the Property or any part thereof or the use thereof, including those which require the making of any structural, unforeseen or extraordinary changes, whether or not any such Laws which may be hereafter enacted involve a change of policy on the part of the governmental authority enacting the same, and (ii) procure maintain and comply with all permits, authorizations, licenses and other authorizations required for each use of the Property or any part thereof then being made. After having obtained Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, Tenant, at its sole cost and expense, by appropriate proceedings prosecuted diligently and in good faith, may contest the validity or applicability of any Law affecting the Property.
     (e) Tenant agrees to comply with all of Landlord’s reasonable rules and regulations with respect to the Retained Premises, and all of Landlord’s other compliance standards, including safety and fire precautions and relevant environmental requirements, as set forth in its policy book, which (i) is attached hereto in its form as of the date hereof as Annex A and (ii) Landlord shall provide to Tenant promptly after any update thereof.

8.	Liens; Grants of Easements.
     (a) Tenant will not directly or indirectly create or permit to be created or to remain, and will promptly discharge, at its sole cost and expense, any mortgage, lien, encumbrance or charge on, pledge of, or conditional sale or other title retention agreement created or caused by Tenant with respect to, the Leased Premises, the Retained Premises or any part thereof or Tenant’s interest therein or any Rent or Additional Rent received or payable under this Lease. Nothing contained in this Lease shall be construed as constituting the consent or request of Landlord, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or the furnishing of any materials for any construction, alteration, addition, repair or demolition of or to the Leased Premises or any part thereof. Notice is hereby given that Landlord will not be liable for any labor, services or materials furnished or to be furnished to Tenant, or to anyone holding the Leased Premises or any part thereof through or under Tenant, and that no mechanic’s or other liens for any such labor, services, or materials shall attach to or affect the interest of Landlord, the Leased Premises or the Retained Premises. Tenant shall save and hold Landlord harmless from any and all loss, cost or expense based on or arising out of asserted claims or liens against the Leased Premises or the Retained Premises or against the right, title and interest of Landlord in the Leased Premises or the Retained Premises created or caused by Tenant. Landlord shall save and hold Tenant harmless from any and all loss, cost or expense based on or arising out of asserted claims or liens against the Leased Premises or against the right, title and interest of the Tenant in the Leased Premises created or caused by Landlord.
     (b) Landlord and Tenant do hereby mutually acknowledge that the Leased Premises was formerly operated as a part of Landlord’s Savannah Mill Facility (the “Mill”) and that the ownership and operation of the remainder of the Savannah Mill Facility is being retained by Landlord (the “Retained Premises”). Pursuant to the Service Agreements (as hereinafter defined), Landlord will be providing services to the Leased Premises from the Retained Premises. It is the intent of the parties, subject to the provisions of this Lease and the Service Agreements, to make the Leased Premises and Retained Premises as independent as possible. The parties have entered into the Savannah Services Agreement, the Transition Services Agreement and the Savannah Waste Treatment Agreement, each dated as of the date of this Lease (collectively, the “Service Agreements”) which, along with this Lease, completely set forth Landlord’s obligations to provide services to Tenant and are the only agreements between the parties addressing the foregoing services.
     (c) Tenant’s use of the Leased Premises shall not disturb or interfere, in any material respect, with Landlord’s operation of the Retained Premises. Landlord’s use of the Retained Premises shall not disturb or interfere, in any material respect, with Tenant’s operation of the Leased Premises. Each of the Parties hereby grants to the other Party reasonable access to each other’s property at the Savannah, Georgia location comprising the Mill, the Plant and other operations of the Parties to the extent one Party reasonably requires access to such property of the other Party for the purpose of maintenance, repair or replacement of improvements owned by such Party and located on property of the other Party, provided each Party, as a condition of such access, shall comply with the other Party’s safety and security procedures and policies in effect from time to time. In addition, each of the Parties hereby grants to the other Party reasonable access to each other’s property at the Savannah, Georgia location comprising the Mill, the Plant and other operations of the Parties to the extent one Party, in the performance of its obligations hereunder or under the Services Agreement, reasonably requires access to such property of the other Party; provided each Party, as a condition of such access, shall comply with the other Party’s safety and security procedures and policies in effect from time to time. In the event either Party desires to record an easement, right of way or similar document or instrument to evidence in the public record the access rights granted by this Section 8(c), such Party shall, at its sole cost and expense: (a) prepare all necessary documents and instruments; (b) provide copies of such documents and instruments to the other Party for review, comment and approval (which approval shall not be unreasonably withheld) prior to recording or filing any such document or instrument; (c) reimburse such other Party for all out-of-pocket costs and expenses reasonably incurred by such Party in connection with the review and approval of documents and instruments prepared pursuant to this Section 8(c) (including, without limitation, reasonable attorneys’ fees and costs); and (d) pay all recordation, filing and other fees and costs associated with the recordation or filing of any document or instrument.
     (d) Landlord shall provide Tenant non-exclusive access and rights of way, in common with others, to the Property through the Retained Premises consistent with the past usage of the Land by Tenant and with the past practice of Tenant in conducting its business operations at the Leased Premises.
9.	Indemnification.
     (a) Except to the extent caused by the negligence or willful misconduct of Landlord or Landlord’s agents, Tenant agrees to pay, and to protect, indemnify and save harmless Landlord from and against, any and all liabilities, obligations, losses, damages, costs, penalties, expenses (including all reasonable attorney’s fees and expenses), causes of action, suits, claims, demands or judgments of any nature whatsoever arising from (i) any accident or injury to, or the death of, any person (including, but not limited to any employees of Tenant) or any damage to property on the Leased Premises, or upon adjoining sidewalks, streets or rights of way, in any manner growing out of or connected with the use, non use, condition, or occupancy of the Property or any part thereof or any adjoining sidewalks, streets or rights of way, (ii) violation by Tenant, its employees, agents, contractors, subcontractors, guests, invitees, customers, licensees, or sublessees of any agreement or condition of this Lease or (iii) any tortious act or omission by Tenant, its employees, agents, contractors, subcontractors, guests, invitees, customers, licensees, or sublessees. If Tenant acknowledges in writing its indemnification obligation with respect to such proceeding, it may employ legal counsel selected by it and reasonably satisfactory to Landlord, provided Landlord shall be entitled to employ counsel separate from counsel selected by Tenant to participate in the defense of such proceeding at Landlord’s expense. If Tenant does not acknowledge its indemnification obligation with respect to such proceeding in writing, or reserves any rights with respect thereto, Landlord shall be entitled to defend against such proceeding through counsel selected by it without prejudice to its indemnification rights hereunder. Notwithstanding anything in this Lease to the contrary, Tenant’s obligations under this Section shall survive the expiration or termination of this Lease to the extent the condition, event or loss giving rise to such obligations arose on or prior to the date of expiration or termination.

     (b) Landlord shall indemnify, defend and save Tenant harmless from and against, any and all liabilities, obligations, losses, damages, costs, penalties, expenses (including all reasonable attorney’s fees and expenses), causes of action, suits, claims, demands or judgments of any nature whatsoever arising on or after the date hereof, that may be based upon or may be asserted or alleged to be based upon injury, damage or loss of any nature whatsoever to persons or property arising out of or due to, or asserted or alleged to arise out of or be due to any act (whether of commission or omission) to the extent such damage or injury (i) occurs prior to or after the term of this Lease or, (ii) arises or results from (a) the negligence or willful misconduct of Landlord, (b) the default by Landlord of any obligations on Landlord’s part to be performed under the terms of this Lease, (c) the breach by Landlord of any representation or warranty set forth herein, and/or (d) the Retained Premises.
     (c) The amounts payable under the indemnities in this Section 9 shall be net of any (i) amounts recoverable by the indemnified party under applicable insurance policies, (ii) tax costs incurred by the indemnified party arising from the receipt of indemnity payments and (iii) tax benefits realized by the indemnified party arising from the incurrence or payment of any indemnification payment. In computing the amount of any such tax cost or tax benefit, the indemnified party shall be deemed to fully utilize, at the highest marginal tax rate then in effect, all tax items arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified damages.
10.	“AS IS” Condition, Maintenance and Repair of the Property.
     (a) The Leased Premises are being leased in an “AS IS” condition and “WITH ALL FAULTS” as of the Commencement Date. Except as expressly set forth in this Lease, the Service Agreements or the Purchase Agreement, no representations or warranties have been made or are made and no responsibility has been or is assumed by Landlord or any officer, person, agent or representative acting or purporting to act on behalf of Landlord as to the condition or repair of the Leased Premises or the value, expense of operation or as to any other fact or condition which has or might affect the Leased Premises or the condition, repair, value or expense of operation of the Leased Premises or any portion thereof. The parties agree that all understandings and agreements heretofore made between them or their respective agents or representatives are merged in this Lease (except as expressly provided in the Service Agreements or the Purchase Agreement), which alone fully and completely express their agreement, and that this Lease has been entered into after full investigation, or with the Tenant satisfied with the opportunity afforded for investigation. Tenant is not relying upon any statement or representation by Landlord unless such statement or representation is specifically embodied in this Lease. EXCEPT AS SET FORTH IN THE SERVICE AGREEMENTS OR THE PURCHASE AGREEMENT) OR IN SECTION 22 HEREOF, LANDLORD MAKES NO REPRESENTATIONS OR WARRANTIES AS TO WHETHER THE LEASED PREMISES CONTAINS ANY HAZARDOUS SUBSTANCES (AS DEFINED IN SECTION 22 HEREOF) OR PERTAINING TO THE EXTENT, LOCATION OR NATURE OF SAME. OTHER THAN AS PROVIDED FOR IN THE SERVICE AGREEMENTS, THE PURCHASE AGREEMENT OR THIS LEASE, TENANT ACKNOWLEDGES THAT TENANT HAS SOLE RESPONSIBILITY TO INSPECT THE LEASED PREMISES AND INVESTIGATE MATTERS RELEVANT THERETO AND TENANT SHALL RELY SOLELY UPON THE RESULTS OF TENANT’S OWN INSPECTIONS OR OTHER INFORMATION OBTAINED

OR OTHERWISE AVAILABLE TO TENANT, RATHER THAN ANY INFORMATION THAT MAY HAVE BEEN PROVIDED BY LANDLORD TO TENANT.
     (b) Tenant agrees that (except as provided in the Service Agreements) it will keep and maintain, at its sole cost and expense, the Property, in accordance with all applicable Laws, during the continuance of this Lease.
     (c) Landlord shall not be required to maintain, repair or rebuild, or to make any alterations, replacements or renewals of any nature or description to, the Leased Premises or any part thereof, whether ordinary or extraordinary, structural or non-structural, foreseen or unforeseen, or to maintain the Leased Premises or any part thereof in any way, and, except as set forth in this Lease or the Service Agreements, Tenant hereby expressly waives any right to make repairs at the expense of Landlord which may be provided for in any statute or law in effect at the time of the execution of this Lease or any statute or law which may hereafter be enacted. In the event the making of any repairs to the Leased Premises or to the Retained Premises requires access to the other party’s premises, the parties agree to cooperate in good faith with one another regarding the making of such repairs and to allow such access provided that any repair work is done in such a manner as to minimize inconvenience to the party providing such access.
     (d) Notwithstanding the foregoing provisions of this Article 10 or anything else to the contrary set forth in this Lease, Landlord, at its sole cost and expense, shall be obligated to remedy the subsidence condition in the area shown on Exhibit B attached hereto and made a part hereof.
11.	Alterations and Additions.
     (a) Tenant may, at its sole cost and expense, and without the consent of Landlord make additions to and alterations of the Leased Premises, and Tenant may make substitutions and replacements for the same on the Leased Premises, provided, however, that all such additions, alterations, substitutions and replacements shall be completed in compliance with all Laws applicable to such additions, alterations, substitutions and replacements. All work done in connection with each such addition, alteration, substitution or replacement shall comply with all requirements of insurance policies required to be maintained by Tenant. In the case of any demolition of any Improvement pursuant to this Section 11, Tenant shall comply with all applicable laws relating to human health and safety and Environmental Laws, including, without limitation those relating to the required removal and disposal of asbestos containing materials or lead based paint. Tenant shall indemnify and hold Landlord harmless from any damages incurred or suffered by Landlord arising out of the abatement or disposal of asbestos-containing materials or lead-based paint at, on or from the Leased Premises. Tenant shall promptly pay all costs and expenses of each such addition, alteration, substitution or replacement, and shall discharge any and all liens filed against the Leased Premises or the Retained Premises arising out of each such addition, alteration, substitution or replacement. Tenant shall procure and pay for all permits and licenses required in connection with any such addition, alterations, substitutions and replacements.
     (b) Notwithstanding the foregoing, Tenant shall not make any additions, alterations, substitutions or replacements to the Leased Premises without the consent of the Landlord if such additions, alterations, substitutions or replacements would materially adversely interfere with, or cause a cessation of the operation and maintenance of Landlord’s business with respect to the Mill.
     (c) Notwithstanding the foregoing, Landlord shall not make any additions, alterations, substitutions or replacements to the Retained Premises without the consent of the Tenant if such additions, alterations, substitutions or replacements would materially adversely interfere with, or cause a cessation of the operation and maintenance of Tenant’s business with respect to the Plant or the Leased Premises.
12.	Condemnation.
     (a) If during the Term the entire Leased Premises shall be taken in or by condemnation or other eminent domain proceedings pursuant to any law, general or special, this Lease shall automatically terminate effective as of the date of such taking. Upon such termination, this Lease shall terminate except with respect to obligations and liabilities of Tenant under this Lease, actual or contingent, which have arisen on or prior to such date, upon payment by Tenant of all installments of Rent and all other sums then due and payable under this Lease to and including the date of such termination. Tenant shall be entitled to any awards or payments from the governmental authority initiating such condemnation.
     (b) If a portion of the Leased Premises shall be taken in or by condemnation or other eminent domain proceedings pursuant to any law, general or special, Tenant may: (i) terminate this Lease or (ii) elect to keep this Lease in full force and effect without abatement of any Rent or other sums payable by Tenant hereunder notwithstanding such taking or requisition. In the event Tenant elects to continue this Lease, Tenant shall, promptly after any such taking or requisition and at its sole cost and expense, ensure that the Leased Premises complies with all Laws.
13.	Insurance.
     (a) Tenant will at all times maintain insurance on the Leased Premises of the following character:
     (i) insurance against loss or damage to the Leased Premises and Tenant’s property, including leasehold improvements, by fire, lightning, flood, windstorm, hail, explosion, smoke, vandalism, malicious mischief, vehicle damage and other risks included under “all risk” policies (including, but not limited to, boiler and machinery breakdown) and such other risks as are or shall customarily be insured against with respect to property that is similar to the Leased Premises, in amounts sufficient to prevent Landlord or Tenant from becoming a coinsurer of any loss under the applicable policies, but in any event in amounts not less than the full replacement value of the Leased Premises and naming Landlord as a loss payee as Landlord’s interest appear;
     (ii) Commercial General Liability insurance against claims for bodily injury, death or property damage occurring on, in or about the Leased Premises and the adjoining streets, sidewalks and passageways, such insurance to afford protection of not less than a limit of $10,000,000 combined single limit per occurrence; all such insurance may be met with combinations of primary and excess/umbrella policies that meet these requirements. All policies providing the required liability coverage shall be endorsed to add Landlord as an Additional Insured, Tenant’s coverage shall be primary to Landlord’s coverage, and Landlord’s coverage shall only be            excess and non contributory of all coverage provided by Tenant;
     (iii) statutory workmen’s compensation and employer’s liability insurance in the amount of at least $1,000,000 per person covering all persons employed by Tenant in connection with any work done on or about the Leased Premises in connection with which claims for death or bodily injury could be asserted against Landlord, Tenant or the Leased Premises;
     (iv) automobile liability insurance in an amount not less than $1,000,000 combined single limit per accident for owned, leased and non owned vehicles of Tenant; and
     (v) such other insurance on the Leased Premises, to the extent available at commercially reasonable rates, in such amounts and against such other insurable hazards which at the time are commonly obtained in the case of property similar to the Leased Premises by similarly situated tenants.
          Such insurance shall be written by companies: rated at least A-minus XII as listed in the most recent edition of Best’s Key Rating Guide; which are authorized to do insurance business in the State of Georgia. Landlord shall not be required to prosecute any claim against any insurer or to contest any settlement proposed by an insurer. Tenant shall, at its sole cost and expense, prosecute any such claim and, if necessary, may contest any such settlement, and in such event Tenant may bring any such prosecution or contest in the name of Landlord, Tenant or both and Landlord will join therein at Tenant’s written request upon the receipt by Landlord of an indemnity from Tenant against any and all costs, liabilities and expenses in connection with such prosecution or contest.
     (b) Every such policy shall contain, to the extent obtainable at reasonable rates, an agreement by the insurer that it will not cancel such policy except after 30 days’ prior written notice to Landlord and to Tenant, in the event of cancellation for non payment of premium 10 days’ prior written notice will be given, and that any loss otherwise payable thereunder shall be payable notwithstanding any act or negligence of Landlord or Tenant which might, absent such agreement, result in a forfeiture of all or a part of such insurance payment and notwithstanding any change in title of ownership of the Leased Premises or the Retained Premises. All such policies shall also contain a waiver of subrogation in favor of Landlord.
     (c) Tenant shall deliver to Landlord promptly after the execution and delivery of this Lease, certificates of the insurers evidencing all the insurance which is then required to be maintained by Tenant hereunder, and Tenant shall, within 5 days prior to the expiration of any such insurance furnish new or other certificates of insurers evidencing the renewal or replacement of such insurance. Should Tenant fail to effect, maintain, renew or replace any insurance required to he provided by Tenant in this Section 13, or to pay the premium therefor, or to deliver to Landlord any of such policies or certificates, then in any of said events Landlord, at its option, but without obligation so to do, may procure such insurance, and any sums expended by it to procure any such insurance shall be Additional Rent hereunder and shall be repaid by Tenant within 5 days after receipt of bills therefor from Landlord.
     (d) Landlord shall not obtain or carry separate insurance on the Leased Premises concurrent in form or contributing in the event of loss with that required in this Section 13, except as provided in subsection (c) hereof. Except as set forth above in subsection (c) hereof, all insurance procured by Landlord shall be at Landlord’s sole cost and expense.
     (e) Tenant shall not do or permit to be done anything which shall invalidate the insurance policies referred to in subsection (a). If Tenant does or permits to be done anything such as making alterations or additions to the Leased Premises which shall increase the cost of Landlord’s insurance policies, then Tenant shall forthwith upon Landlord’s demand reimburse Landlord for any additional premiums attributable to any act or omission or operation of Tenant causing such increase in the cost of insurance.
     (f) Tenant acknowledges that Landlord provides no insurance coverage for any Improvements or other property, real or personal, at the Leased Premises and that subject to the requirements of this Section 13, Tenant shall procure such insurance in amounts as Tenant deems appropriate.
     (g) Subject to Section 9(a), Tenant agrees to release and hold harmless Landlord from and against any loss or damage to all Improvements or other property located on the Leased Premises. Tenant agrees to cause its insurers, to the extent obtainable, (i) to agree to such release, (ii) to waive all rights of subrogation against Landlord, and (iii) to agree that such release shall not impair or invalidate the insurance policies being provided to Tenant.
14.	Casualty.
          If the Property or any part thereof shall be materially damaged or destroyed by fire or other casualty, Tenant shall promptly notify Landlord of such destruction or damage. Upon such casualty, Tenant may: (i) terminate this Lease, or (ii) elect to keep this Lease in full force and effect. In either event, Tenant shall be entitled to all proceeds relating to such destruction or damage.
15.	Assignment and Subletting.
     (a) Tenant shall not assign, directly or indirectly or by operation of law or otherwise, any of its rights, obligations or interests under this Lease or sublet the Leased Premises without the Landlord’s prior written consent, which Landlord may withhold in its sole discretion. Notwithstanding the foregoing, Tenant may assign, sublet or transfer this Lease without Landlord’s consent to (i) Tenant’s parent corporation, any subsidiary of Tenant’s parent corporation or a subsidiary of Tenant, provided that Tenant or Tenant’s parent corporation remains jointly and severally liable with any such subsidiary to Landlord for performing Tenant’s obligations hereunder, (ii) the surviving entity of a merger or consolidation involving Tenant or Tenant’s parent corporation or a subsidiary of Tenant; or (iii) to any entity which purchases all or substantially all of the assets of Tenant or Tenant’s parent corporation; provided in all cases that any such assignee, sublessee or transferee delivers to Landlord an instrument assuming all obligations, covenants and responsibilities of Tenant under this Lease, it being understood and agreed that, upon and after an assignment or transfer pursuant to clauses (ii) and (iii) above and the execution of the foregoing described instrument, Tenant shall not have any liability or other obligations whatsoever under or in connection with this Agreement, and the only person or entity who shall be bound by, or have any liability or other obligation under or in respect of this Agreement shall be such third party assignee. In addition to the foregoing, Tenant may assign any or all of its rights and interest under this Lease to any of its lenders for collateral assignment purposes.
     (b) Landlord shall not assign its rights, obligations or interests under this Lease without Tenant’s prior written consent, except that Landlord may assign its rights or obligations under this Lease without such consent (i) to a wholly owned subsidiary of Landlord provided that Landlord remains jointly and severally liable with such subsidiary to Tenant for performing its obligations hereunder, and (ii) to any third party who acquires, directly or indirectly, (A) the Leased Premises and the Retained Premises or the entire Mill or (B) 50.1% or more of the combined voting power of any person or entity who then owns, directly or indirectly, the Leased Premises and the Retained Premises or the Mill whether pursuant to a merger, asset sale, stock sale, consolidation, other extraordinary transaction or otherwise; provided in all cases that any such assignee, sublessee or transferee assumes all obligations, covenants and responsibilities of Landlord under this Lease, it being understood and agreed that upon and after any such assignment pursuant to this clause (ii) and the execution of the foregoing described instrument, International Paper Company shall not have any liability or other obligation whatsoever under or in connection with this Lease from and after the date of such assignment, and the only person or entity who shall be bound from and after such date as “Landlord” by, and have any liability or other obligation as the “Landlord” under or in respect of, this Lease shall be such third party assignee.
16.	Conditional Limitations — Default Provisions.
     (a) Any of the following occurrences or acts shall constitute an event of default under this Lease: (i) if Tenant, at any time during the continuance of this Lease (and regardless of the pendency of any bankruptcy, reorganization, receivership, insolvency or other proceedings, in law, in equity, or before any administrative tribunal, which have or might have the effect of preventing Tenant from complying with the terms of this Lease), shall (A) fail to make any payment of Rent, Additional Rent or any other sum herein required to be paid by Tenant, or (B) fail to observe or perform any of Tenant’s other covenants, agreements or obligations hereunder or under the Service Agreement and if any failure shall continue as to (A) above for 10 days after receipt of written notice from Landlord that any such payment shall have become due, or as to (B) above for 30 days after Landlord shall have given to Tenant notice specifying such failure (or if such default cannot be cured by the payment of money and cannot with due diligence be cured within such 30 day period owing to causes beyond the control of Tenant, if Tenant shall fail to proceed promptly to cure the same and thereafter prosecute the curing of such default with diligence and continuity), or (ii) if a receiver, trustee, or liquidator of Tenant or of all or substantially all of the property of Tenant or of the Leased Premises shall be appointed in any proceeding brought by Tenant, or if any such receiver, trustee or liquidator shall be appointed in any proceeding brought against Tenant and shall not be discharged within 90 days after such appointment or if Tenant shall consent to or acquiesce in such appointment, (iii) if at any time Tenant discontinues operations at the Leased Premises or the Leased Premises shall have been abandoned or left unoccupied, and such condition shall have continued for 180 consecutive days, other than as a result of force majeure or (iv) if the interest of Tenant in the Leased Premises or part thereof shall be levied upon or attached in any proceeding and such process shall not be vacated or discharged (through bonding or otherwise) within 60 days after such levy or attachment.
     (b) This Lease and the term and estate hereby granted are subject to the limitation that whenever an event of default shall have happened and be continuing beyond any applicable cure period, then Landlord shall have the right at its election, then or at any time thereafter while any such event of default shall continue and regardless of and notwithstanding the fact that Landlord has or may have some other remedy hereunder or by virtue hereof, in law or in equity, to give Tenant written notice of Landlord’s intention to terminate this Lease on a date specified in such notice, and upon the giving of any such notice, this Lease and the estate hereby granted shall expire and terminate upon the date so specified in said notice as fully and completely as if the date set forth in such notice were the date fixed for the expiration of the Term, and all rights of Tenant hereunder shall expire and terminate, but Tenant shall remain liable as hereafter provided. In the event any such notice to terminate is given, Landlord shall have the immediate right of re-entry and possession of the Leased Premises and the right to remove all persons and property therefrom.
     (c) In the event of any termination of this Lease as in this Section 16 above provided or as otherwise permitted by law, Tenant shall then peaceably quit and surrender the Leased Premises to Landlord, and Landlord may without further notice enter upon, re-enter, possess and repossess the same by, summary proceedings, ejectment or otherwise and again have, repossess and enjoy the same as if this Lease had not been made, and in any such event, neither Tenant nor any person claiming through or under Tenant by virtue of any statute or of an order of any court shall be entitled to possession or to remain in possession of the Leased Premises but shall forthwith quit and surrender the Leased Premises.
     (d) Tenant hereby agrees to be and remain liable for all sums payable by Tenant under this Lease including, but not limited to, the expenses of Landlord, and Landlord shall have the right from time to time to begin and maintain successive actions or other legal proceedings against Tenant for the recovery of any sums payable hereunder, and to recover the same upon the liability of Tenant herein provided, which liability it is expressly covenanted shall survive the issuance of any action to secure possession of the Leased Premises. Nothing herein contained shall be deemed to require Landlord to wait to begin such action or other legal proceedings until the date when this Lease would have expired by limitation had there been no such event of default.
     (e) If under any of the preceding provisions of this Section 16, Landlord shall be entitled to give Tenant a notice of termination of this Lease, Landlord without giving such notice of termination, and notwithstanding the continuance of this Lease and notwithstanding that

Landlord may not have re-entered or taken possession of the Leased Premises pursuant to this Section 16, shall have, to the extent permitted by law, all the rights, powers and remedies given to Landlord by the preceding provisions of this Section 16, and Tenant shall have the obligations imposed upon it by such provisions. No such re-entry or taking of possession of the Leased Premises by Landlord shall be construed as an election on Landlord’s part to terminate this Lease unless a written notice of such intention be given to Tenant or unless such termination be decreed by a court of competent jurisdiction.
     (f) The words “enter”, “re-enter”, or “re-entry” are not restricted to their technical legal meaning.
17.	Additional Rights of Landlord and Tenant.
     (a) No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder, or now or hereafter existing at law or in equity or by statute. The failure of Landlord to insist at any time upon the strict performance of any of the covenants or agreements or to exercise any option, right, power or remedy contained in this Lease shall not be construed as a waiver or a relinquishment thereof for the future. The receipt by Landlord of any Rent, and Additional Rent or any other sum payable hereunder with knowledge of the breach of any covenant or agreement contained in this Lease shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by Landlord. In addition to other remedies provided in this Lease, each of Landlord and Tenant shall be entitled to the extent permitted by applicable law, to injunctive relief in case of the violation, or attempted or threatened violation, of any of the covenants, agreements, conditions or provisions of this Lease or to a decree compelling performance of any of the covenants, agreements, conditions or provisions of this Lease, or to any other remedy allowed at law or in equity.
     (b) Tenant hereby waives and surrenders for itself and all those claiming under it, including creditors of all kinds, (i) any right and privilege which it or any of them may have under any present or future constitution, statute or rule of law to redeem the Leased Premises or to have a continuance of this Lease for the term hereby demised after termination of Tenant’s right of occupancy by order or judgment of any court or by any legal process or writ, or under the terms of this Lease, or after the termination of this Lease as herein provided, and (ii) the benefits of any present or future constitution, statute or rule of law which exempts property from liability for debt or for distress for rent.
     (c) If either party brings any action or legal proceeding for damages for an alleged breach of any provision of this Lease or to enforce, protect or establish any term, condition or covenant of this Lease or right of either party, the prevailing party shall be entitled to recover as a part of such action or proceedings, or in a separate action brought for that purpose, reasonable attorneys’ fees and costs.
18.	Notices, Demands and Other Instruments.

          All notices, demands, requests, consents, approvals and other instruments required or permitted to be given pursuant to the terms of this Lease, shall be in writing and shall be deemed to have been properly given if served personally upon an officer or a general partner of the party to this Lease to whom the notice is addressed or if sent by courier, fax (with proof of receipt) or by registered or certified United States mail, postage prepaid, addressed to such party at the following address:

1.	Landlord:	International Paper Company 6400 Poplar Avenue Memphis, TN 38197 Attn: General Counsel Fax: 901-214-1248

2.	Tenant:	Arizona Chemical Company 4600 Touchton Road E., Suite 500 Jacksonville, FL 32246 Attn: Chief Financial Officer Fax: (904) 928-8774
          Landlord and Tenant shall each have the right, from time to time, to specify as its address for purposes of this Lease, any other address in the United States upon giving 15 days’ written notice thereof to the other party.
19.	Surrender.
          Upon the expiration of the Term (or such earlier termination thereof including, but not limited to Tenant’s default pursuant to Section 16), Tenant shall peaceably leave and surrender the Leased Premises to Landlord in the condition then existing, so long as the Leased Premises complies, in all material respects, with all applicable Laws. Tenant may, but shall not be required to, remove the Plant or any portion thereof and any or all personal property of Tenant from the Leased Premises, at Tenant’s cost and expense. Any Improvements, including the Buildings, Site Improvements and any personal property of Tenant left in or on the Leased Premises after such expiration or early termination shall be deemed abandoned by Tenant and shall become the property of Landlord. Notwithstanding anything in this Lease to the contrary, Tenant’s obligations under this Section shall survive the expiration or termination of this Lease.
20.	Subordination.
     (a) Subject to the provisions of this Section 20, this Lease, and all rights of Tenant hereunder, are and shall be subject and subordinate in all respects to all mortgages, deeds of trust and deeds to secure debt (“Superior Mortgages”) which may now or hereafter affect the Leased Premises whether or not such Superior Mortgages shall also cover other lands and/or buildings and/or leases, to each and every advance made or hereafter to be made under such Superior Mortgages, and to all renewals, modifications, replacements and extensions of such Superior Mortgages and spreaders and consolidations of such Superior Mortgages. This Section 20(a)

shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, Tenant shall promptly execute, acknowledge and deliver any instrument that Landlord or the holder of such Superior Mortgage may reasonably request to evidence such subordination. The holder of a Superior Mortgage or its successor in interest, at the time referred to, is sometimes herein called a “Superior Mortgagee.”
     (b) In the event of any act or omission of Landlord which would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease, or to claim a partial or total eviction, Tenant shall not exercise such right (a) until it has given written notice of such act or omission to Landlord and each Superior Mortgagee whose name and address shall previously have been furnished to Tenant in writing, and (ii) unless such act or omission shall be one which is not capable of being remedied by Landlord or such Superior Mortgagee within a reasonable period of time, until a reasonable period for remedying such act or omission shall have elapsed following the giving of such notice and following the time when such Superior Mortgagee shall have become entitled under such Superior Mortgage to remedy the same (which reasonable period shall in no event be less than the period to which Landlord would be entitled under this Lease or otherwise, after similar notice, to effect such remedy), provided such Superior Mortgagee shall with due diligence give Tenant written notice of its intention to, and commence and continue to, remedy such act or omission.
     (c) If any Superior Mortgagee, or any designee of any Superior Mortgagee, shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed, then, at the request of such party so succeeding to Landlord’s rights (herein called “Successor Landlord”) and upon such Successor Landlord’s written agreement to accept Tenant’s attornment, Tenant shall attorn to and recognize such Successor Landlord as Tenant’s landlord under this Lease, and shall promptly execute and deliver any instrument that such Successor Landlord may reasonably request to evidence such attornment. Upon such attornment this Lease shall continue in full force and effect as, or as if it were, a direct lease between the Successor Landlord and Tenant upon all of the terms, covenants, conditions, agreements and provisions as are set forth in this Lease, except that the Successor Landlord shall not be:
     (i) liable for any previous act or omission of Landlord (or its predecessors in interest);
     (ii) responsible for any monies owing by Landlord to the credit of Tenant;
     (iii) subject to any credits, offsets, claims, counterclaims, demands or defenses which Tenant may have against Landlord (or its predecessors in interest);
     (iv) bound by any payments of rent which Tenant might have made for more than one (1) month in advance of the date such payment is due under this Lease to Landlord (or its predecessors in interest);

     (v) bound by any obligations to make any payment to Tenant or grant or be subject to any credits, except for services, repairs, maintenance and restoration provided for under this Lease to be performed after the date of attornment and which landlords of like properties ordinarily performed at Landlord’s expense; or
     (vi) bound by any modification of this Lease, including, without limitation, any modification which reduces the Rent or Additional Rent or other charges payable under this Lease, or shortens the term hereof, or otherwise materially adversely affects the rights of Landlord, made without the written consent of the Successor Landlord.
     (d) Landlord hereby represents and warrants that there are no existing Superior Mortgages.
     (e) The subordination of this Lease to any future Superior Mortgage shall be conditioned upon the Superior Mortgagee executing and delivering to Tenant a subordination, non-disturbance and attornment agreement in form and substance reasonably satisfactory to Tenant.
21.	Mortgage Leasehold Protections.
          The provisions of this Section 21 shall supersede any contrary or inconsistent provisions in this Lease, and in the event of any inconsistency or conflict between the provisions of this Section and any other provision of this Lease, the provisions of this Section shall govern and control.
     (a) Tenant shall have the absolute right (but not the obligation), without seeking the consent or approval of Landlord, to grant a first lien leasehold mortgage or deed of trust encumbering Tenant’s interest in the Leased Premises and in this Lease, or to pledge the interests in Tenant to secure any mezzanine loan, as the case may be (as the same may be amended from time to time, the “Leasehold Mortgage”). “Leasehold Lender” as used herein shall mean at any point in time, the holder of a Leasehold Mortgage that provides written notice to Landlord of its status as such. “Leasehold Mortgage” as used herein shall mean at any point in time, a first lien leasehold mortgage or deed of trust, deed to secure debt or other equivalent instrument encumbering Tenant’s interest in the Leased Premises and this Lease, or a pledge of interests in Tenant securing any mezzanine loan, as the case may be (as the same may be amended from time to time). It is acknowledged and agreed that, during the term of this Lease, there may be multiple Leasehold Mortgages and multiple Leasehold Lenders and that each Leasehold Lender may, from time to time, assign its right, title and interest in and to its Leasehold Loan, Leasehold Mortgage and this Lease.
     (b) Right to Perform for Tenant; Right to Cure.
     (A) In addition to the rights provided in this Section 21(b) of the Lease, Landlord acknowledges and agrees that Leasehold Lender shall have the right to perform any term, covenant, condition or agreement to be performed by Tenant under this Lease, and Landlord shall accept such performance by Leasehold Lender with the same force and effect as if furnished by Tenant. In the event of a monetary default by Tenant under this Lease and prior to any termination of this Lease by Landlord, Landlord acknowledges and agrees that Landlord shall provide Leasehold Lender with notice of the same and Leasehold Lender shall have the right (but not the obligation) to remedy such monetary default by paying any past due amounts under this Lease (and without regard to any acceleration of rent) within the same period of time as Tenant has under this Lease, plus an additional ten (10) days. In the event of a non-monetary default by Tenant hereunder and prior to any termination of this Lease by Landlord, Landlord acknowledges and agrees that Landlord shall provide Leasehold Lender with notice of the same and Leasehold Lender shall have the right (but not the obligation) to remedy or cause to be remedied any such non-monetary default within the same period of time as Tenant has under this Lease, plus such additional time as Leasehold Lender reasonably requires to remedy or cause to be remedied such non-monetary default. Landlord agrees that Landlord shall not terminate this Lease in connection with any such non-monetary default which Leasehold Lender has elected to remedy or cause to be remedied (and has given Landlord notice of such election) so long as Leasehold Lender attempts to remedy such default (including by commencing to acquire Tenant’s interest in this Lease or commencing foreclosure or other appropriate proceedings under the Leasehold Mortgage) with commercially reasonable diligence toward completion.
     (B) If any default in the performance of a non-monetary obligation of Tenant under this Lease is not reasonably susceptible to being cured by Leasehold Lender, Landlord shall have no right to terminate this Lease with respect to such default and such default shall be deemed waived for the benefit of Leasehold Lender only, provided that:
     (i) Leasehold Lender shall have cured any monetary default of Tenant within the time period prescribed under Section 21(b)(A) above;
     (ii) Leasehold Lender (or its designee) shall have commenced to acquire Tenant’s leasehold estate or to commence foreclosure or other appropriate proceedings under the Leasehold Mortgage and shall diligently prosecute the same;
     (iii) if Leasehold Lender (or its designee) shall acquire Tenant’s leasehold estate in and/or obtain possession of the Leased Premises, Leasehold Lender (or its designee) shall, subject to Section 21(e), (A) cure or commence to cure all non-monetary defaults that are reasonably susceptible to being cured by Leasehold Lender with commercially reasonable diligence toward completion and (B) perform and observe all other agreements, covenants and conditions which are to be performed or observed by Tenant under this Lease after the date of such acquisition; and

     (iv) if any third party shall, by foreclosure or deed-in-lieu of foreclosure under the Leasehold Mortgage or by assignment or other transfer from Leasehold Lender, acquire Tenant’s leasehold estate under this Lease, such third party shall, subject to Section 21(e), (A) cure or commence to cure all non-monetary defaults that are reasonably susceptible to being cured by such third-party with commercially reasonable diligence toward completion and (B) perform and observe all other agreements, covenants and conditions which are to be performed and observed by Tenant under this Lease after the date of such acquisition.
     (c) Landlord shall contemporaneously deliver to Leasehold Lender copies of all notices of any default by Tenant. All notices to Leasehold Lender shall be addressed to any Leasehold Lender at any address that such Leasehold Lender shall provide in writing to the parties hereto, and shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested, or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery. A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered (as evidenced by the receipt) or the first attempted delivery on a business day; or in the case of expedited prepaid delivery, upon the first attempted delivery on a business day. Notwithstanding anything to the contrary in this Lease, Landlord shall not terminate this Lease due to Tenant’s default hereunder until (x) Landlord has delivered notice of such default to Leasehold Lender pursuant to this Section 21(e) and (y) all applicable cure periods following the delivery of such notice have expired.
     (d) The granting of the Leasehold Mortgage shall not be deemed to constitute an assignment or transfer of this Lease or the Leased Premises to Leasehold Lender, nor shall Leasehold Lender, as such, be deemed to be an assignee or transferee of this Lease or of the leasehold estate hereby created so as to require Leasehold Lender, as such, to assume the performance of any of the terms, covenants or conditions on the part of Tenant to be performed hereunder. In no event shall any act or omission of Leasehold Lender (including, without limitation, the acquisition of Tenant’s interest in this Lease and the leasehold estate created thereby in a transaction described in this Section or the taking of possession of the Leased Premises or improvements thereon through a receiver or other means) require Leasehold Lender to assume, or cause Leasehold Lender to be deemed to have assumed, any obligation or liability of Tenant under this Lease, and Leasehold Lender shall have no personal liability to Landlord for Tenant’s failure to so perform and observe any agreement, covenant or condition of Tenant under this Lease, it being expressly understood and agreed that, in the event of any such failure, Landlord’s sole and exclusive remedy shall be to terminate this Lease, without any recourse or claim for damages against Leasehold Lender. Notwithstanding the foregoing, the purchaser at any sale of this Lease and the leasehold estate hereby created in any proceedings for the foreclosure of the Leasehold Mortgage (including, without limitation, power of sale), or the assignee or transferee of this Lease and the leasehold estate hereby created under any instrument of assignment or transfer in lieu of the foreclosure (whether to Leasehold Lender or any third party) shall be deemed to be a permitted assignee or transferee under this Lease without the need to obtain Landlord’s consent and Landlord shall recognize such assignee or transferee as the successor-in-interest to Tenant under this Lease, and shall be deemed to have agreed to perform all of the terms, covenants and conditions on the part of Tenant to be performed under this Lease from and after the date of such purchase and/or assignment (but not for any obligations or liabilities accruing prior to such date), but only for so long as such purchaser or assignee is the owner of this Lease and the leasehold estate hereby created, it being understood and agreed that upon a sale or transfer of this Lease by such party (which sale or transfer shall not require the consent of Landlord) and written assumption of its obligations under this Lease by any new purchaser or assignee, the transferring party shall be relieved of all future liability under this Lease arising after such subsequent transfer or sale. At the request of Leasehold Lender, Landlord shall execute, acknowledge and deliver to Leasehold Lender a written release evidencing the foregoing.
     (e) New Direct Lease.
     (A) If this Lease is canceled or terminated for any reason (except in connection with a Bankruptcy Proceeding, for which the provisions of Section 21(f) below are hereby agreed upon by Landlord and Tenant), Landlord hereby agrees that Landlord shall, upon Leasehold Lender’s written election, promptly enter in a new, direct lease with Leasehold Lender (or its nominee or any other party which Leasehold Lender may designate, including without limitation, Tenant) with respect to the Leased Premises on the same terms and conditions as this Lease (a “New Lease”), it being the intention of the parties to preserve this Lease and leasehold estate created by this Lease for the benefit of Leasehold Lender without interruption. Said New Lease shall be superior to all rights, liens and interests intervening between the date of this Lease and the granting of the New Lease and shall be free of any and all rights of Tenant under this Lease.
     (B) Tenant and Landlord acknowledge and agree that Leasehold Lender shall have the right to encumber such direct New Lease and the estate created thereby with a deed of trust or a mortgage (as the case may be) on the same terms and with the same lien priority as the Leasehold Mortgage, it being the intention of the parties to preserve the priority of the Leasehold Mortgage, this Lease and the leasehold estate created by this Lease for the benefit of Leasehold Lender without interruption. If this Lease is rejected, cancelled or terminated for any reason and Leasehold Lender, its nominee or a designee of Leasehold Lender enters into a direct lease with Landlord with respect to the Leased Premises, Landlord hereby agrees that it will execute such documents as Leasehold Lender may reasonably require in order to ensure that the new direct lease provides for customary leasehold mortgagee protections, including without limitation, protections similar to those contained herein.
     (f) In the event of a proceeding under the United States Bankruptcy Code (Title 11 U.S.C.) as now or hereafter in effect (a “Bankruptcy Proceeding”):
     (A) If this Lease is rejected in connection with a Bankruptcy Proceeding by Tenant or a trustee in bankruptcy (or other party to such proceeding) for Tenant, such rejection shall be deemed an assignment by Tenant to the Leasehold Lender of the Leased Premises and all of Tenant’s interest under this Lease, and this Lease shall not terminate and the Leasehold Lender shall have all rights of Tenant as if such Bankruptcy Proceeding had not occurred, unless Leasehold Lender shall reject such deemed assignment by notice in writing to Landlord within thirty (30) days following rejection of this Lease by Tenant or Tenant’s trustee in bankruptcy. If any court of competent jurisdiction shall determine that this Lease shall have been terminated notwithstanding the terms of the preceding sentence as a result of rejection by Tenant or the trustee in connection with any such proceeding, the rights of Leasehold Lender to a New Lease from Landlord pursuant to Section 21(e) hereof shall not be affected thereby.
     (B) In the event of a Bankruptcy Proceeding against Landlord:
     (i) If the bankruptcy trustee, Landlord (as debtor-in-possession) or any party to such Bankruptcy Proceeding seeks to reject the Lease pursuant to United States Bankruptcy Code §365(h)(1), Tenant shall not have the right to treat this Lease as terminated except with the prior written consent of Leasehold Lender and the right to treat this Lease as terminated in such event shall be deemed assigned to Leasehold Lender, whether or not specifically set forth in the Leasehold Mortgage, so that the concurrence in writing of Tenant and the Leasehold Lender shall be required as a condition to treating this Lease as terminated in connection with such Bankruptcy Proceeding.
     (ii) Unless this Lease is treated as terminated in accordance with subsection (B)(i) above, then this Lease shall continue in effect upon all the terms and conditions set forth herein, including rent, but excluding requirements that are not then applicable or pertinent to the remainder of the term of this Lease. Thereafter, Tenant or its successors and assigns shall be entitled to any offsets against rent payable hereunder for any damages arising from such bankruptcy, to the extent Tenant’s operation of business has been materially interfered with, and any such offset properly made shall not be deemed a default under this Lease. The lien of the Leasehold Mortgage shall extend to the continuing possessory rights of Tenant following such rejection with the same priority as it would have enjoyed had such rejection not taken place.
     (g) Upon Leasehold Lender’s written request, Landlord shall provide Leasehold Lender with an estoppel certificate which shall certify to such requesting Lender (i) as to the amount and status of all rent payments and security deposits under this Lease, (ii) as to the full satisfaction and compliance by Tenant of any other conditions required under the Lease, (iii) that Tenant is not in default in the payment, performance or observance of any other condition or covenant to be performed or observed by Tenant thereunder, (iv) that there are no offsets or counterclaims on the part of Landlord, and (v) as to such other matters related to the Lease as Leasehold Lender may reasonably determine from time to time.

     (h) There shall be no merger of this Lease or any interest in this Lease or of the leasehold estate created hereby with the fee estate in the Leased Premises, by reason of the fact that this Lease or such interest herein, or such leasehold estate may be directly or indirectly held by or for the account of any person who shall hold any interest in the fee estate in the Leased Premises, nor shall there be such a merger by reason of the fact that all or any part of the leasehold estate created by this Lease may be conveyed or mortgaged in a leasehold mortgage, deed of trust, deed to secure debt or other equivalent instrument (as the case may be) to a mortgagee or beneficiary who shall hold any interest in the fee estate in the Leased Premises or any interest of Landlord under this Lease.
     (i) The parties to this Lease each acknowledge and agree that (a) the Leasehold Loan and the Leasehold Mortgage shall not be, and are not intended to be, subordinated to any Fee Loan or Fee Mortgage and (b) any foreclosure (or deed-in-lieu thereof) of the Fee Mortgage shall not impair in any way the Leasehold Mortgage. For the purposes hereof, “Fee Loan” shall mean any loan secured by a mortgage or deed of trust granted by Landlord to a lender encumbering Landlord’s fee interest in the Leased Premises and “Fee Mortgage” shall mean such mortgage or deed of trust.
     (j) Landlord and Tenant agree that the Leasehold Lender is an intended third party beneficiary of this Lease. This Lease shall inure to the benefit of Landlord, Tenant and Leasehold Lender and all of the respective successors and assigns of the foregoing (including, without limitation, each and every owner and holder of the Leasehold Loan) and shall be binding on Landlord and Tenant and their respective heirs, legal representatives, successors and permitted assigns.
     (k) Leasehold Lender may, without affecting the validity of this Lease, extend the time for payment of the Leasehold Loan or alter the terms and conditions of any agreement between Tenant and Leasehold Lender, including, but not limited to, the leasehold note and the Leasehold Mortgage, without the consent of, or notice to, Landlord and without in any manner impairing or otherwise affecting Leasehold Lender’s rights under this Lease.
22.	Separability.
          Each and every covenant and agreement contained in this Lease shall be for all purposes construed to be a separate and independent covenant and agreement and the breach of any such covenant or agreement by Landlord shall not to any extent discharge or relieve Tenant from Tenant’s obligation to perform each and every covenant and agreement of this Lease to be performed by Tenant. If any term or provision of this Lease or the application thereof to any person or circumstance shall to any extent be found invalid and unenforceable by a court of competent jurisdiction, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and shall be enforced to the extent permitted by law.

23.	Environmental Matters.
     (a) Tenant shall not use, store, generate, treat, transport or manage any Hazardous Waste (as such term is defined in the federal Resource, Conservation and Recovery Act and implementing regulations) and or Hazardous Substances (as defined in the Purchase Agreement) on or at the Leased Premises except in the normal course of its operations and in compliance with applicable Environmental Laws. Tenant shall not dispose of any Hazardous Substances on or at the Leased Premises, except to the extent that such disposal of Hazardous Substances is undertaken pursuant and in compliance with Tenant’s environmental permits (or pursuant to and in compliance with the Savannah Services Agreement).
     (b) In the event that Tenant causes a Release (as such term is defined in the Purchase Agreement) that is not authorized in accordance with Section 23(a) of this Lease, Tenant shall remediate said Release to the extent required under Environmental Laws (taking into consideration the condition of the Leased Premises and adjacent property prior to the Commencement Date). Tenant shall ensure that no lien pursuant to applicable Environmental Law attaches to the Leased Premises (or the Retained Premises) as a result of a Release caused by Tenant after the Commencement Date.
     (c) Landlord, during the Term, shall have the right to conduct or have conducted environmental audits of the Leased Premises and the operations thereon to evaluate whether Tenant is operating the Leased Premises in compliance with applicable Environmental Laws and the terms of this Lease (including, without limitation, Annex A) governing Tenant’s operations.
     (d) Notification by Landlord. Landlord shall promptly notify Tenant upon becoming aware of (i) any claims or demands, or any enforcement or other regulatory or judicial action, threatened, made, or initiated against Landlord or relating to the Leased Premises pursuant to Environmental Laws, including, without limitation, those relating to the presence or release of any Hazardous Substance on the Leased Premises or the migration thereof from or to any other property; and (ii) the imposition of any environmental lien on the Leased Premises.
     (e) Notification by Tenant. Tenant shall promptly notify Landlord upon becoming aware of (i) any claims or demands, or any enforcement or other regulatory or judicial action, concerning cleanup threatened, made, or initiated against Tenant or relating to the Leased Premises pursuant to Environmental Laws, including, without limitation, those relating to the presence or release of any Hazardous Substance on the Leased Premises or the migration thereof from or to any other property; and (ii) the imposition of any environmental lien on the Leased Premises.
     (f) Exchange of SARA Title III Reports. The parties will provide to each other copies of any reports or other documents relating to the Property or the Retained Premises and submitted to federal, state, and local authorities under Sections 311, 312 and 313 of federal Emergency Planning and Community Right-to-Know Act.
     (g) Notwithstanding the foregoing, if there is a conflict between the terms of this Lease and the Savannah Services Agreement with respect to matters that are the subject of the Savannah Services Agreement, the Savannah Services Agreement shall control.

24.	Binding Effect.
          All the covenants, conditions and obligations contained in this Lease shall be binding upon and inure to the benefit of the respective successors and assigns of Landlord and Tenant to the same extent as if each such successor and assign were in each case named as a party to this Lease. This Lease may not be changed, modified or discharged except by a writing signed by Landlord and Tenant.
25.	Limitation of Landlord’s Liability.
          Any liability for damages or breach or nonperformance by Landlord, or arising out of the subject matter of this Lease or in the relationship created hereby, shall he limited to $500,000.00, and no personal liability is assumed by, or shall at any time be asserted against Landlord, its directors, shareholders, officers, agents, servants and employees. Notwithstanding the foregoing, there shall be no limitation of Landlord’s liability in the event that Landlord causes damage to Tenant as a result of Landlord’s gross negligence or willful misconduct.
26.	Headings.
          The headings to the various Sections of this Lease have been inserted for reference only and shall not to any extent have the effect of modifying, amending or changing the expressed terms and provisions of this Lease.
27.	Recordation; Short Form.
          This Lease shall not be recorded. However, a memorandum or short form of this Lease in the form attached hereto as Exhibit C shall be executed by the parties and recorded in the public records of the Chatham County, Georgia; provided that the Rent and other economic terms hereof shall not be disclosed in such memorandum or short form. The cost of recording such memorandum or short form lease shall be borne equally by Landlord and Tenant. Upon request by Landlord at any time after the expiration or earlier termination of this Lease, Tenant agrees to execute an appropriate cancellation (in recordable form) of such memorandum or short form of this Lease. Such agreement by Tenant shall survive the expiration or termination of this Lease.

          IN WITNESS WHEREOF, the parties have executed this Lease by their duly authorized officers as of the above date.

LANDLORD:

INTERNATIONAL PAPER COMPANY

By:

	Name:	C. Cato Ealy
	Title:	Senior Vice President

TENANT:

ARIZONA CHEMICAL COMPANY

By:

Name:
Title:
Signature Page to Savannah Lease

     IN WITNESS WHEREOF, the parties have executed this Lease by their duly authorized officers as of the above date.

LANDLORD:

INTERNATIONAL PAPER COMPANY

By:

	Name:	C. Cato Ealy
	Title:	Senior Vice President

TENANT:

ARIZONA CHEMICAL COMPANY

By:

	Name:	GERALD C MARTERER
	Title:	PRESIDENT
Signature Page to Savannah Lease

Exhibit A
The Land

A-1

PROPERTY DESCRIPTION
ROOF SUBSTATION PARCEL
     All that certain tract or parcel of land lying and being in the 8th G.M.D., Chatham County, Georgia being a portion of the Property of International Paper Company, Hermitage Plantation Tract and being more particularly described as follows:
     Commencing at a concrete monument right of way monument found at the intersection of the northerly right of way line of I-516/Lynes Parkway (Variable R/W) and the westerly right of way line of West Lathrop Avenue (Variable R/W); thence N 24°18’13” W a distance of 4237.17’ to the Point of Beginning; thence leave the aforesaid Point of Beginning N 89°40’22” W a distance of 45.70’ to a point; thence N 00°03’35” W a distance of 26.68’ to a point; thence N 01°10’59” E a distance of 18.30’ to a point; thence N 89°55’48” E a distance of 47.28’ to a point; thence S 00°09’54” E a distance of 33.30’ to a point; thence S 09°35’02” W a distance of 12.17’ to a point; which is the point of beginning, having an area of 2,138 square feet, or 0.049 acres.

PROPERTY DESCRIPTION
T.O.P. LAB
PARCEL A
     All that certain tract or parcel of land lying and being in the 8th G.M.D., Chatham County, Georgia being shown on a survey for Arizona Chemical Company entitled “A Lease Parcel Survey of Parcels A, B, C and D Being a Portion of the Property of International Paper Company, Hermitage Plantation Tract” by Thomas & Hutton Engineering Co. dated October 27, 2006 and being more particularly described as follows:
     Commencing at a concrete monument right of way monument found at the intersection of the northerly right of way line of I-516/Lynes Parkway (Variable R/W) and the westerly right of way line of West Lathrop Avenue (Variable R/W); thence N 28°11’51” W a distance of 4139.59’ to a concrete nail set at the Point of Beginning; thence leave the aforesaid Point of Beginning S 89°50’47” W a distance of 46.82’ to an iron pipe set; thence N 00°09’30” W a distance of 42.87’ to an iron pipe set; thence N 89°54’38” E a distance of 46.88’ to a concrete nail set; thence S 00°04’42” E a distance of 42.82’ to the Point of Beginning, having an area of 2,007 square feet, or 0.046 acres.

PROPERTY DESCRIPTION
MAIN T.O.P.
PARCEL B
     All that certain tract or parcel of land lying and being in the 8th G.M.D., Chatham County, Georgia being shown on a survey for Arizona Chemical Company entitled “A Lease Parcel Survey of Parcels A, B, C and D Being a Portion of the Property of International Paper Company, Hermitage Plantation Tract” by Thomas & Hutton Engineering Co. dated October 27, 2006 and being more particularly described as follows:
     Commencing at a concrete monument right of way monument found at the intersection of the northerly right of way line of I-516/Lynes Parkway (Variable R/W) and the westerly right of way line of West Lathrop Avenue (Variable R/W); thence N 26°46’10” W a distance of 4189.54’ to a pk nail set at the Point of Beginning; thence leave the aforesaid Point of Beginning S 89°58’27” W a distance of 39.83’ to a pk nail set; thence S 80°56’44” W a distance of 46.18’ to a pk nail set; thence N 89°32’29” W a distance of 45.33’ to a pk nail set; thence N 78°24’12” W a distance of 20.15’ to a pk nail set; thence N 00°18’54” E a distance of 51.56’ to a pk nail found; thence N 14°10’15” W a distance of 28.17’ to a concrete nail set; thence S 87°04’57” W a distance of 46.75’ to a point; thence N 00°00’41” E a distance of 126.42’ to a concrete nail set; thence N 89°48’57” E a distance of 12.01’ to a concrete nail set; thence N 00°59’08” E a distance of 53.38’ to a pk nail found; thence S 89°38’44” E a distance of 111.46’ to a pk nail found; thence S 20°56’56” E a distance of 42.43’ to a pk nail set; thence S 89°50’37” E a distance of 23.40’ to a pk nail set; thence N 05°10’49” E a distance of 8.98’ to an iron rod found; thence S 89°41’41” E a distance of 10.59’ to a pk nail set; thence N 19°07’17” E a distance of 4.78’ to an iron rod found; thence N 88°42’55” E a distance of 27.32’ to an iron rod set; thence S 46°03’56” E a distance of 10.97’ to a pk nail set; thence S 00°03’41” E a distance of 12.01’ to a pk nail set; thence S 31°10’55” W a distance of 6.65’ to a pk nail set; thence S 03°47’09” W a distance of 20.70’ to a bolt found; thence N 89°51’35” E a distance of 29.92’ to a pk nail set; thence S 00°55’00” E a distance of 33.31’ to a pk nail set; thence N 89°50’51” E a distance of 64.35’ to an iron rod set; thence S 00°03’35” E a distance of 26.68’ to a pk nail set; thence S 0l°47’12” E a distance of 42.65’ to a pk nail found; thence S 41°19’00” E a distance of 9.32’ to a pk nail set; thence S 0l°11’34” E a distance of 31.36’ to a pk nail set; thence S 43°23’18” W a distance of 19.48’ to a pk nail set; thence S 66°05’03” W a distance of 13.68’ to a pk nail set; thence N 72°43’10” W a distance of 10.22’ to a pk nail set; thence S 85°42’21” W a distance of 47.09’ to an iron rod set; thence N 00°00’00” E a distance of 14.64’ to an iron pipe set; thence S 88°17’02” W a distance of 24.53’ to an iron rod set; thence S 02°41’55” E a distance of 34.15’ to the Point of Beginning, having an area of 58,748 square feet, or 1.35 acres.

PROPERTY DESCRIPTION
S3038
PARCEL C
     All that certain tract or parcel of land lying and being in the 8th G.M.D., Chatham County, Georgia being shown on a survey for Arizona Chemical Company entitled “A Lease Parcel Survey of Parcels A, B, C and D Being a Portion of the Property of International Paper Company, Hermitage Plantation Tract” by Thomas & Hutton Engineering Co. dated October 27, 2006 and being more particularly described as follows:
     Commencing at a concrete monument right of way monument found at the intersection of the northerly right of way line of I-516/Lynes Parkway (Variable R/W) and the westerly right of way line of West Lathrop Avenue (Variable R/W); thence N 25°15’08” W a distance of 4105.80’ to a concrete nail set at the Point of Beginning; thence leave the aforesaid Point of Beginning S 83°23’29” W a distance of 23.98’ to a concrete nail set; thence N 46°53’59” W a distance of 27.08’ to a concrete nail set; thence N 00°36’42” W a distance of 22.61’ to a pk nail set; thence N 72°05’35” E a distance of 35.98’ to a pk nail set; thence S 58°36’54” E a distance of 30.55’ to a pk nail set; thence S 26°12’12” W a distance of 37.34’ to the Point of Beginning, having an area of 2,205 square feet, or 0.051 acres.

PROPERTY DESCRIPTION
S3034
PARCEL D
     All that certain tract or parcel of land lying and being in the 8th G.M.D., Chatham County, Georgia being shown on a survey for Arizona Chemical Company entitled “A Lease Parcel Survey of Parcels A, B, C and D Being a Portion of the Property of International Paper Company, Hermitage Plantation Tract” by Thomas & Hutton Engineering Co. dated October 27, 2006 and being more particularly described as follows:
     Commencing at a concrete monument right of way monument found at the intersection of the northerly right of way line of I-516/Lynes Parkway (Variable R/W) and the westerly right of way line of West Lathrop Avenue (Variable R/W); thence N 23°36’29” W a distance of 4228.53’ to a pk nail set at the Point of Beginning; thence leave the aforesaid Point of Beginning N 61°49’05” W a distance of 8.79’ to a pk nail set; thence N 44°44’14” W a distance of 4.10’ to a concrete nail set; thence N 33°41’27” W a distance of 14.65’ to a nail found; thence N 34°16’44” E a distance of 15.92’ to a nail found; thence N 44°03’45” E a distance of 16.29’ to a nail set; thence N 88°56’09” E a distance of 15.26’ to a pk nail set; thence S 46°39’24” E a distance of 17.95’ to a pk nail set; thence S 11°27’13” W a distance of 25.87’ to a pk nail set; thence S 53°38’55” W a distance of 10.53’ to a nail found; thence S 88° 16’30” W a distance of 16.24’ to the Point of Beginning, having an area of 1,566 square feet, or 0.036 acres.

Exhibit B
Subsidence Area

B-1

SANITARY SEWER
I & D WATER
FIRELINE
POWER COMPANY R.O.W. (G.E. & P.E.)
TALL OIL
FIREWATER TO BOX PLANT
FIREWATER TO GOLF COURSE
TALL OIL EMPLOYEE ACCESS ROUTES
TALL OIL EMPLOYEE ACCESS ROUTES
FIRELINE
POWER FEED

Exhibit C
MEMORANDUM OF LEASE

C-1

This document prepared by and return to:
William G. Glass, Esq.
Weiner Shearouse Weitz Greenberg & Shawe LLP
14 East State Street
Savannah, GA 31401

STATE OF GEORGIA	)
	)	MEMORANDUM OF LEASE
COUNTY OF CHATHAM	)
     This Memorandum of Lease was entered into by and between INTERNATIONAL PAPER COMPANY, a New York corporation (“Lessor”), and ARIZONA CHEMICAL COMPANY, a Delaware corporation (“Lessee”), in order to reflect certain terms of that certain Lease Agreement (“Lease”) between the parties of even date and to place certain terms of the Lease of record in the office of the Clerk of the Superior Court of Chatham County, Georgia. This Memorandum of Lease is not intended to in any way change, alter or amend the terms and conditions of the Lease between the parties of even date, but it shall serve as notice to third parties of the Lease and the following terms of the Lease:
     1. Parties: The parties to the Lease are set forth in the first paragraph of this instrument.
     2. Property: The property covered by the Lease (“Leased Property”) is all of the real property described in Schedule “A” hereto (the “Land”), together with all easements, rights, leases, and appurtenances relating to the Land and all improvements erected thereon.
     3. Term: The Lease is for a term of fifty (50) years commencing on the date hereof and expiring on the fiftieth (50th) anniversary of such date or upon earlier termination as provided in the Lease.
     4. Mortgages and Deeds to Secure Debt:
          a. The Lease is subject and subordinate to all mortgages, deeds of trust and deeds to secure debt which may hereafter affect the Leased Property (“Superior Mortgages”) and to each and every advance made under such Superior Mortgages and to all renewals,

1

     modifications, replacements, extensions, spreaders and consolidations thereof, without any further instrument of subordination required; subject, however, subject to such Superior Mortgagee’s execution and delivery of a subordination, non-disturbance and attornment agreement in form and substance reasonably satisfactory to Lessee, and subject, further to Section 4(b) below.
          b. Lessee has the right to grant a first lien leasehold mortgage, deed to secure debt or deed of trust encumbering Lessee’s interest in the Leased Property and under the Lease to secure any mezzanine loan (the “Leasehold Mortgage”). The parties acknowledge and agree that during the term of the Lease, there may be multiple leasehold mortgages and multiple leasehold mortgagees. Each leasehold mortgagee may, from time to time, assign its right, title and interest in and to its leasehold loan, leasehold mortgage and the Lease, and each leasehold mortgagee shall have certain rights to perform for Lessee or cure Lessee defaults, as described in the Lease. Notwithstanding anything herein to the contrary, each Leasehold Mortgage shall not be, and is not intended to be, subordinated to the Superior Mortgage, and any foreclosure of the Superior Mortgage shall not impair in any way the Leasehold Mortgage, as provided in the Lease.

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     IN WITNESS WHEREOF, the Lessor and Lessee have caused this Memorandum of Lease to be executed by its proper officers thereunto duly authorized on this       day of                     , 2007.

Lessor:

Signed, Sealed and Delivered By In the presence of	International Paper Company, a New York corporation

By:

Witness	Name:

Title:

Attest:

Notary	Name:

Title:

Lessee:

Signed, Sealed and Delivered By In the presence of	Arizona Chemical Company, a Delaware corporation

By:

Witness	Name:

Title:

Attest:

Notary	Name:

Title:

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EXHIBIT A
Legal Description

4